Exhibit 5.1

McCarthy Tétrault LLP
Suite 2400, 745 Thurlow Street
Vancouver BC V6E 0C5
Canada
Tel: 604-643-7100
Fax: 604-643-7900

June 1, 2017

Ritchie Bros. Auctioneers Incorporated

9500 Glenlyon Parkway

Burnaby, BC V5J 0C6

Canada

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-8 of Ritchie Bros. Auctioneers Incorporated

We have acted as Canadian counsel to Ritchie Bros. Auctioneers Incorporated (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 737,451 common shares, without par value, of the Company (the “Shares”) which may be issued by the Company pursuant to the exercise of unvested stock options (the “Unvested IP Options”) of IronPlanet Holdings, Inc. (“IronPlanet”) granted and outstanding under the IronPlanet, Inc. 1999 Stock Plan, as amended (the “1999 Stock Plan”), and the IronPlanet Holdings, Inc. 2015 Stock Plan, as amended (the “2015 Stock Plan”), which Unvested IP Options were assumed by the Company on May 31, 2017 pursuant to the terms and conditions of an Agreement and Plan of Merger, by and among the Company, IronPlanet, Topaz Mergersub, Inc. and Fortis Advisors LLC, as the representative of the indemnifying securityholders of IronPlanet, dated as of August 29, 2016.

In connection with giving this opinion, we have examined the Registration Statement (including the exhibits thereto). We have also examined originals, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents as we have considered necessary in order to express the opinion set out below. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, certified or otherwise identified to our satisfaction. We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

The opinion expressed herein is limited to matters governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Based and relying upon and subject to the foregoing, we are of the opinion that the Shares, when issued and sold by the Company in accordance with the terms and conditions of the 1999 Stock Plan or the 2015 Stock Plan, as the case may be, and the agreements applicable to the Unvested IP Options, will be validly issued, fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

Yours very truly,

/s/ McCarthy Tétrault LLP